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                                                                                                                  EXHIBIT 12



                                          MERRILL LYNCH & CO., INC. AND SUBSIDIARIES
                                    COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
                                     COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                                      (DOLLARS IN MILLIONS)





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                                                                                                      FOR THE NINE MONTHS
                                                YEAR ENDED LAST FRIDAY IN DECEMBER                           ENDED
                                     -------------------------------------------------------------   -----------------------

                                                                                                     SEPT. 27,     SEPT. 29,
                                        1991          1992        1993         1994        1995        1996           1995
                                     ----------    ----------   ----------  ---------   ---------    --------      ---------
                                     (52 Weeks)    (52 Weeks)   (53 Weeks)  (52 weeks)  (52 weeks)


Pretax earnings from
  continuing operations                $1,017       $1,621        $2,425      $ 1,730     $ 1,811     $ 1,891       $1,329


Deduct equity in undistributed
  net earnings of unconsolidated
  subsidiaries                            (10)         (13)          (13)         (19)         --         --           --
                                       ------       ------        ------      -------     -------     -------      -------


Total pretax earnings from
  continuing operations                  1,007        1,608       2,412          1,711      1,811       1,891        1,329
                                        ------       ------        ------      -------     -------     -------      -------

Add:

  Fixed charges
    Interest                             5,074        4,823        6,009         8,586     11,238       8,669         8,559
    Other(A)                               146          152          152           138        144         117           105
                                        ------       ------        ------      -------     -------     -------      -------

  Total fixed charges                    5,220        4,975        6,161         8,724     11,382       8,786         8,664

  Preferred stock dividend
    requirements                            26           11            9            22         77          56             58
                                         ------       ------        ------      -------   -------     -------        -------

  Total combined fixed charges and
    preferred stock dividends             5,246        4,986        6,170         8,746    11,459       8,842          8,722
                                         ------       ------        ------      -------   -------     -------        -------

Pretax earnings before fixed charges     $6,227        $6,583      $8,573       $10,435   $13,193     $10,677       $ 9,993
                                         ------        ------      ------       -------   -------     -------       -------
                                         ------        ------      ------       -------   -------     -------       -------

Pretax earnings before combined
  fixed charges and preferred
  stock dividends                        $6,253        $6,594      $8,582       $10,457   $13,270    $10,733       $10,051
                                         ------        ------      ------       -------    -------   -------       -------
                                         ------        ------      ------       -------   -------     -------       -------

Ratio of earnings to fixed charges         1.19          1.32       1.39          1.20       1.16       1.22          1.15

Ratio of earnings to combined
  fixed charges and preferred
  stock dividends                          1.19          1.32       1.39          1.20       1.16       1.21          1.15


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(A)  Other fixed charges consist of the interest factor in rentals, amortization of debt expense, and preferred stock dividend requirements of majority-owned subsidiaries.